Exhibit 10.1

March 1, 2025

By Email

Thomas Ciulla, MD
15977 Bridgewater Club Blvd
Carmel, IN 46033

Dear Tom:

This letter agreement (“Agreement”) confirms the terms of your separation without cause from Viridian Therapeutics, Inc. (“Viridian” or the “Company”).1 Unless you rescind your assent as set forth in Section 4(vii) below, this Agreement shall be effective, final and binding upon the expiration of the Revocation Period as defined below (the “Effective Date”).

1.    Employment Status; Final Payments; Benefits Cessation:

(i)Separation Date. Your employment with the Company shall terminate effective February 28, 2025 (the “Separation Date”). You agree that after the Separation Date, you will not represent yourself as an employee or agent of the Company.
(ii)Final Payments. On or about the Separation Date, the Company shall provide your final pay in accordance with applicable law (“Final Pay”).
(iii)Benefits Cessation. As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below. Provided you timely complete the required election forms, you are eligible to continue receiving group medical, dental and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA “qualifying event” shall be deemed to have occurred on the Separation Date.

2.    Consideration. In exchange for and in consideration of your executing and complying with this Agreement and any other agreements between you and the Company, and pursuant to your Employment Agreement with the Company dated January 12, 2023
1. Except for the obligations set forth in Section 2, which shall be the obligations solely of Viridian Therapeutics, Inc., whenever the terms “Viridian Therapeutics, Inc.,” “Viridian” or the “Company” are used in this Agreement (including, without limitation, Section 5), they shall be deemed to include Viridian Therapeutics, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities and its and their directors, officers, employees, agents, successors and assigns.
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(the “Employment Agreement”), the Company will provide you with the payments and/or benefits set forth below (collectively, the “Consideration”):

(i)The Company will provide you with severance pay in the amount of $529,360, less all applicable income and payroll taxes, deductions and withholdings, which is equivalent to twelve (12) months (the “Severance Period”) of your current base salary (the “Severance Pay”) and which will be provided in the form of salary continuation, with the first payment being made as soon as practicable after the Effective Date.

(ii)Provided you timely complete the required election forms and remain eligible for group medical, dental and/or vision insurance pursuant to COBRA, the Company will pay one hundred percent (100%) of the COBRA premiums until the earliest of (i) six months past the end of the Severance Period or (ii) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(iii)The Option granted pursuant to the Employment Agreement shall immediately vest the equivalent of twelve (12) months as measured from the Separation Date.

(iv)Viridian will instruct its executive leadership team to not make any statements (written or oral) that are false or disparaging about your work with Viridian or that are intended to or do harm to your reputation.

3.    Acknowledgments. You acknowledge and agree that:

(i)    this Agreement and the Consideration do not constitute a severance plan and shall confer no benefit on anyone other than Viridian and you;

(ii)    the Consideration provided for herein is not otherwise due or owing to you under any employment agreement (oral or written) unless you sign this Agreement;

(iii)except for the Final Pay, any amounts due under this Agreement and any vested monies due to you under any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions, leaves of absence, family and medical leave, and any other form of compensation or benefit that may be due to you now or that would have become due in the future in connection with your employment with, or separation of employment from, Viridian; and

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(iv)in order to be reimbursed for all outstanding business expenses that you may have incurred on behalf of the Company, all expense reports and supporting documentation must be submitted in accordance with the Company’s Travel & Expense Policy within thirty (30) days after the Separation Date or such longer period as required by law.

4.    Return of Company Property; Confidentiality; Trade Secrets; Non-Disparagement; Non-Solicitation. You hereby agree as a condition to your receipt of the Consideration, to:
(i)promptly return all property and documents (whether in hard copy or electronic form) of Viridian in your custody or possession;

(ii)abide by the terms of your Invention Assignment, Non-Disclosure, and Business Protection Agreement with the Company (the “Restrictive Covenants Agreement”) the terms of which are hereby incorporated into this Agreement by reference. You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures;

(iii)abide by any applicable common law and/or statutory obligations relating to the protection and non-disclosure of Viridian’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of Viridian to any other person or entity, or use such information in any manner that is detrimental to the interests of Viridian. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act of 2016: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files
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any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order”;

(iv)during the Severance Period and for an additional three months following the end of the Severance Period, not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any current employee to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is currently employed by the Company;

(v)In express consideration for entering into a Consulting Agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”), you agree that you will not during the period of time that is the longer of (i) twelve (12) months from the Separation Date or (ii) the consulting Term (as defined in the Consulting Agreement) plus an additional three (3) months, without the prior written consent of the Company, engage or assist others in engaging in any business or enterprise (whether as owner, partner, shareholder, officer, director, manager, consultant, agent, employee, co-venturer, investor, lender, or otherwise), that is competitive with the Company’s business by engaging in the research, development, manufacture, marketing, distribution, sale or commercialization of any products or services (or alternatives to such product or services) that the Company or its affiliates manufacture or market, or the Company or its affiliates had under development; provided, however, that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company;

(vi)keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made aware of these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(vii)not make any statements (written or oral) that are false or disparaging about or adverse to the business interests of Viridian or that are intended to or do harm the reputation of Viridian, including, but not limited to, any statements that disparage any products, services, finances, employees, officers, directors, capabilities or any other aspect of the business of Viridian.

(viii)You have twenty one (21) days to consider and accept the provisions of this Agreement. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

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(ix)You may rescind your assent to this Agreement if, within seven (7) business days after you sign it (the “Revocation Period”), you email a notice of rescission to Katie Drake, Senior Director, Human Resources, at kdrake@viridiantherapeutics.com.

Your breach of this Section 4 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Viridian, will relieve Viridian of the obligation to provide any Consideration not already paid or provided and/or entitle Viridian to recover any Consideration already paid or provided.
5.    Release of Claims.

(i)    You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against Viridian (as defined in footnote number 1) of any kind whatsoever from the beginning of time through and including the Effective Date, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Viridian seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Viridian up to and including the Effective Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with Viridian and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)    Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a)    Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Pennsylvania Human Relations Act (43 P.S. § 951 et seq.), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act, the Worker Adjustment and
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Retraining Notification Act, the National Labor Relations Act, the Civil Rights Act of 1991, and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b)    Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the New Jersey Family Leave Act (N.J.S.A. 34:11B-1 et seq.), the New Jersey Temporary Disability Leave Law (N.J.S.A. 43:21-25 et seq.), the New Jersey Equal Pay Act (N.J.S.A. 34:11-56.2 et seq.), the New Jersey Wage Payment Law (N.J.S.A. 34:11-4.1 et seq.), the New Jersey Wage and Hour Law (N.J.S.A. 34:11-56a et seq.), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c)     Claims under any local, state or federal common law theory; and

(d)    any other Claim arising under other local, state or federal law.

(iii)    The general release in this Section 5 is not affected or limited by the recitation of the specific releases in this Section 5.

(iv)    Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

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(v)    The general release in this Section 5 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

6.    Miscellaneous.

(i)This Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between Viridian and you with respect to your separation from Viridian, except for the Restrictive Covenants Agreement, which shall remain in full force and effect.

(ii)No variations or modifications of this Agreement shall be deemed valid unless in writing and signed by Viridian and you.

(iii)The provisions of this Agreement are severable, and if for any reason any part shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)The validity, interpretation and performance of this Agreement, and all other matters relating to your employment and separation of employment from Viridian, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Unless otherwise prohibited by law, both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(v)Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

Viridian wants to ensure that you fully understand the terms and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand this Agreement and consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither Viridian nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

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If the foregoing correctly sets forth our arrangement, please sign, date and return this Agreement to me within the time frame set forth above, but in any event not before the Separation Date.

Very truly yours,

VIRIDIAN THERAPEUTICS, INC.

/s/Thomas Beetham
Thomas Beetham
Chief Operating Officer

Accepted and Agreed To Under Seal:

NOT VALID IF SIGNED BEFORE THE SEPARATION DATE

/s/Thomas Ciulla
Thomas Ciulla, MD

Dated: March 21, 2025

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EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is made as of February 28, 2025 (the “Consulting Agreement Effective Date”) by and between Viridian Therapeutics, Inc., a Delaware corporation with a principal business address at 221 Crescent Street, Suite 103A, Waltham, MA 02453, (the “Company”), and Thomas Cuilla, MD, with an address at 15977 Bridgewater Club Blvd Carmel, IN 46033 (“Consultant”). Company desires to have the benefit of Consultant’s continuous service, knowledge and experience, and Consultant desires to provide services to Company, all as provided in this Consulting Agreement.
1.Services. Company retains Consultant, and Consultant agrees to provide, consulting and advisory services to the Company as the Company may from time to time reasonably request and as specified in Attachment A attached hereto (the “Consulting Services”) and according to the terms of this Consulting Agreement including Attachment B. Any changes to the Consulting Services (and any related fee adjustments) must be agreed to in writing between Consultant and the Company prior to implementation of the changes.
2.Compensation. As full consideration for Consulting Services provided under this Consulting Agreement, Company agrees to pay Consultant and reimburse expenses as described in Attachment A (“Compensation”).
3.Performance. Consultant shall perform the Consulting Services with requisite care, skill and diligence, and in compliance with all applicable federal and state laws and regulations and industry codes and standards, including but not limited to: (i) the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and other local anti-corruption and anti-bribery laws, each as may be amended and currently in affect, (ii) federal and state anti-kickback laws and regulations and laws governing payments to and relationships with healthcare professionals, including 42 U.S.C. §1320a-7b(b); (iii) Food and Drug Administration laws, regulations and guidance, including the Federal Food, Drug, and Cosmetic Act, as amended; (iv) federal and state securities laws, meaning that Consultant acknowledges that Company is a publicly traded company and by virtue of his or her work for Company, Consultant may qualify as an “insider” or have access to information that is material and not public, such that federal and state securities laws that prohibit the purchase, sale, or pledge of Company stock while in possession of any material, non-public information, may apply to Consultant; (v) applicable Good Laboratory Practices, Good Clinical Practices, and/or Good Manufacturing Practices; and (vi) European Union Data Protection Laws, U.S. federal and state privacy and data protection laws, including, but not limited to, the federal Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations (the “Privacy Laws”). In addition, Consultant will comply with all Company policies and procedures that have been communicated to Consultant in writing.
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4.Compliance with Obligations to Third Parties. Consultant represents and warrants to the Company that the terms of this Consulting Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Consulting Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by the Company.
5.Work Product. Consultant will promptly and fully disclose in confidence to the Company all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant hereby assigns and agrees to assign to the Company all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of the Company at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Company ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above. In the event that the Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints the Company as attorney to execute and deliver any such documents on Consultant’s behalf.
6.Confidentiality.
(a)Consultant may have access to or may create certain proprietary and/or confidential information of Company (“Confidential Information”) in connection with the Consulting Services. Confidential Information includes, regardless of means of disclosure: (a) all information that Company provides to Consultant under this Consulting Agreement including materials from third parties; (b) any tangible materials (document, reports, etc.) that Consultant prepares in connection with Consulting Services; (c) any Work Product made in connection with Consulting Services hereunder; and (d) the existence and terms of this Consulting Agreement and the existence or substance of discussions between the parties relating to this Consulting Agreement;. Confidential Information is, and will remain, the sole property of the Company.
(b)During the Term (as defined in Section 9) and until one of the exceptions of Section 6(c) is met, Consultant shall (i) not use the Confidential Information
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for any purpose other than to provide Consulting Services hereunder, (ii) not disclose any Confidential Information to any third party unless required to be disclosed by applicable law, and (iii) hold and maintain in strict confidence all Confidential Information and use the same degree of care that s/he uses to protect her own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care), and (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (v) notify the Company of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Upon termination or expiration of this Consulting Agreement, or upon request by Company, Consultant shall return to Company, upon written request, all Confidential Information, as well as all excerpts, summaries, and photocopies, electronic copies, or other reproductions or extracts thereof, and work sheets and the like pertaining thereto, except that Consultant shall be entitled to retain one archive copy of the Confidential Information (which may be electronic), and further, the Consultant shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (a) maintained only on centralized storage servers (and not on personal computers or devices), (b) not accessible by any of its personnel (other than its information technology specialists), and (c) are not otherwise accessed subsequently except with the written consent of the Company or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.
(c)Consultant’s obligations under this Consulting Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:
(i)is known to the public at the time of disclosure or becomes known through no wrongful act on the part of Consultant;
(ii)is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(iii)becomes known to Consultant on a non-confidential basis through disclosure by sources other than the Company having the legal right to disclose such Confidential Information; or
(iv)is independently developed by Consultant without reference to or reliance upon Confidential Information.
(d)If Consultant is required by a governmental authority, law, regulation, or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Company prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with the Company in any efforts to seek a protective order.
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(e)Company provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016:
(i)An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and
(f)In addition, this Consulting Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Consulting Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.
(g)Consultant acknowledges that certain of the foregoing types of Confidential Information disclosed to Consultant, or of which Consultant otherwise becomes aware, during the term of this Consulting Agreement may be or be deemed to be “material non-public information” (“MNPI”) within the meaning of the federal or state securities laws. MNPI will only be disclosed to Consultant on a need to know basis and for the specific purpose of providing the Consulting Services, and Consultant shall use such MNPI only for such specific purpose. Consultant (on behalf of itself and any of its affiliates) agrees to abide by all securities and related laws, rules and regulations in connection with providing the Consulting Services including, without limitation, those laws, rules and regulations relating to the receipt, handling and use of MNPI. Consultant agrees to comply with the Company’s Insider Trading policy.
7.Company Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of the Company to Consultant in connection with this Consulting Agreement (“Company Materials”) are Company’s Confidential Information and will remain the sole property of the Company. Consultant will use the Company Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Company Materials without the express prior written consent of Company. Consultant will return to Company any and all Company Materials upon request.
8.Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Company or any of its affiliates for publicity, promotion, or other uses.
9.Expiration/Termination. The term of this Consulting Agreement will commence on the Effective Date and expire at the end of the period specified in the Attachment A, unless sooner terminated pursuant to the provisions of this Section 9 or extended by written amendment (the “Term”). Viridian may terminate this Consulting Agreement immediately in the event of a breach of either (i) the Agreement or (ii) the Consulting Agreement on written notice to Consultant. Consultant may terminate this Consulting Agreement at any time upon not less than sixty (60) days’
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prior written notice to Viridian. Any expiration or termination of this Consulting Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Consulting Agreement, neither Consultant nor Company will have any further obligations under this Consulting Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to the Company all Work Product made through expiration or termination; (c) the Company will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Company all Company Materials and Confidential Information and copies thereof in the possession or under the control of Consultant; and (e) the terms, conditions and obligations under Sections 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Consulting Agreement.
10.Miscellaneous.
(a)Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate Company by contract or otherwise. Consultant will not be eligible for any employee benefits of Company and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds the Company harmless from and against any liability with respect to such taxes, benefits and other matters.
(b)Use of Name. Consultant shall not use Company’s name or the name of its employees or consultants in any advertising, sales or promotional material and Consultant shall not originate any publicity, news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Consulting Agreement or to performance of the Services hereunder without Company’s prior written consent. Consultant consents to the use by the Company of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to the Company.
(c)Entire Agreement. This Consulting Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Consulting Agreement may be changed only by a writing signed by Consultant and an authorized representative of Company.
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(d)Certain Disclosures and Transparency. Consultant acknowledges that the Company and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities, including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that the Company and its affiliates may, in their sole discretion, disclose information about this Consulting Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Consulting Agreement. Consultant agrees to promptly supply information reasonably requested by Company for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Consulting Agreement, Consultant will make timely and accurate required disclosures.
(e)Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Consulting Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. The Company may transfer or assign this Consulting Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Consulting Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
(f)Notices. All notices or other communications required hereunder shall be in writing and shall be deemed given when (i) delivered in person or when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested, to the address for the receiving party set forth in this Consulting Agreement above or at such other address as the receiving party may specify in writing under this procedure or (ii) delivered via email with receipt confirmed by recipient at Notices@virdiantherapeutics.com for Company. Notices to Company will be marked “Attention: Legal Department”.
(g)Governing Law. This Consulting Agreement and any disputes relating to or arising out of this Consulting Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the State of Delaware, without regard to any choice of law principle that would require the application of the law of another jurisdiction.
(h)Severability; Reformation. Each provision in this Consulting Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Consulting Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.
(i)Waivers. Any delay in enforcing a party’s rights under this Consulting Agreement, or any waiver as to a particular default or other matter, will not
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constitute a waiver of such party’s rights to the future enforcement of its rights under this Consulting Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.
(j)Remedies. Consultant agrees that (i) the Company may be irreparably injured by a breach of Sections 5-8 this Consulting Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach the Company will be entitled to seek equitable relief, including injunctive relief and specific performance; and (iv) such remedy will not be the exclusive remedy for any breach of this Consulting Agreement.
(k)Counterparts. This Consulting Agreement may be executed in any number of counterparts, each of which will be deemed an original, including via e-mail delivery of a portable document data file (“.pdf”) or similar electronic means, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the Consulting Agreement Effective Date.

VIRIDIAN THERAPEUTICS, INC. By:/s/Thomas Beetham Name: Thomas Beetham Title: Chief Operating Officer	THOMAS CUILLA, MD/CONSULTANT /s/Thomas Ciulla

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Attachment A
1.Consulting Services:
The Consultant will be available by telephone/video conference and, if necessary, in person, to provide advice and other services to the Company as requested by the Company from time-to-time.
2.Feesn:
Fees: Viridian will pay Consultant a consulting fee of $500 per hour for the Consulting Services during the Term.
Expenses: Company will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services and according to Company’s travel and expense policies. Requests for reimbursement will be in a form reasonably acceptable to the Company, will include supporting documentation and will accompany Consultant’s invoices.
Invoicing: No later than the last day of each calendar month, Consultant will invoice Company for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Company to the attention of: ap@viridiantherapeutics.com. Invoices will contain such detail as Company may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Company within thirty (30) days after Company’ receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.
3.Term:
This Agreement will be for a term of twelve (12) months beginning on the Effective Date.

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Attachment B
Healthcare Provider Terms
1.    Non-Referral. The Company and the Consultant acknowledge that the Company is a development stage company with no marketed products. The Parties agree that Consultant is under no obligation to solicit, refer, or solicit referrals of patients for any Company business. The Consultant will not receive any benefit of any kind for making any referrals nor suffer any detriment for not making referrals for any Company business. The Parties further agree that no amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of, or recommending referral of, patients for any Company business by Consultant to Company (or its affiliates) or by Company (or its affiliates) to Consultant. In addition, the fees paid hereunder, including, but not limited to the Compensation, do not include any discount, rebate, kickback, or other reduction in charge. The sole purpose of the Compensation paid to Consultant hereunder is to pay fair market value for the Consulting Services provided by Consultant to Company hereunder, and to reimburse legitimate out-of-pocket expenses. The Parties represent and warrant that the Compensation was determined by the Parties through good faith and arms’ length bargaining, constitutes fair market value for the Consulting Services, and has not been determined in a manner that takes into account the volume or value of any business between the Parties.
2.    Transfers of Value. By signing this Agreement, Consultant acknowledges that Company may publicly disclose information concerning the relationship between Company and Consultant, including, but not limited to, Consultant’s name and the Compensation, travel, lodging and meals costs, and other transfers of value provided to Consultant by Company, in order to enable Company [or its collaboration partners] to fully comply with any public or other reporting requirements imposed by applicable laws, regulations and industry codes, and that such information may be publicly posted on a governmental or Company website. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.
3.    Conflicts of Interest. If Consultant is a faculty member, employee of, or affiliated with, a university or hospital, governmental agency, public authority, or any other similar employer that imposes restrictions on employees providing outside consulting services (“Institution”), Consultant represents and warrants that pursuant to Institution’s policies, Consultant is permitted to enter into this Agreement. If Consultant’s Institution requires Consultant to disclose to it any proposed consulting agreements, Consultant has made such disclosure. If Institution’s prior approval of this Agreement is required by Institution policies, Consultant has obtained such approval, and if required pursuant to the policies of
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the Institution, such approval is evidenced by the Institution’s signature to this Agreement. Further, in performing the Consulting Services, Consultant agrees not to utilize Institution facilities, space, materials, resources, or intellectual property.
4.    Transparency. Whenever the Consultant writes or speaks in public about a matter that relates to the Consulting Services or the Company’s investigational product(s), or serves on a committee or governing board that assists in developing clinical practice guidelines, makes decisions about reimbursement for product(s) (e.g., a formulary committee), Consultant shall: (i) disclose to said committee the existence and nature of Consultant’s relationship with Company, and (ii) Consultant shall follow the procedures set forth by the committee of which Consultant is a member, which may include recusing oneself from decisions relating to the products for which Consultant has provided Consulting Services to Company.

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